Filed Pursuant to Rule 433

Dated July 12, 2006

Registration Statement No. 333-135159

Supplementing Prospectus Supplement Dated July 12, 2006 and

Prospectus dated June 20, 2006

Federal Realty Investment Trust

6.00% Notes due 2012

Term sheet dated July 12, 2006

Size:	$120,000,000

Coupon (Interest Rate):	6.00% per year

Yield to Maturity:	6.02%

Spread to Benchmark Treasury:	93 basis points

Benchmark Treasury:	4.375% UST due August 15, 2012

Benchmark Treasury Yield and Price:	5.09%; 96-09 1/4

Interest Payment Dates:	January 15 and July 15

First Payment Date:	January 15, 2007

Maturity Date:	July 15, 2012

Price to Public:	99.901% of principal amount

Settlement Date:	T+3; July 17, 2006

Record Dates:	December 31 and June 30

Aggregate Price to Public:	$119,881,200

Underwriting Discount	0.6125%

Net Proceeds to the Company before Expenses:	$119,146,200

Redemption Provision:	Make-whole call at any time based on U.S. Treasury plus 0.15% (fifteen one-hundredths of one percent)

Dealer Concession:	0.350%

Reallowance:	0.250%

CUSIP:	313747AM9

Joint Book-Running Managers:	Wachovia Capital Markets, LLC	$48,000,000
	Citigroup Global Markets, Inc.	$36,000,000

Co-Managers:	Bear, Stearns & Co. Inc.	$7,200,000
	Commerzbank Capital Markets Corp.	$7,200,000
	Piper Jaffray & Co.	$7,200,000
	PNC Capital Markets LLC	$7,200,000
	SunTrust Capital Markets, Inc.	$7,200,000

6.20% Notes due 2017

Term sheet dated July 12, 2006

Size:	$130,000,000

Coupon (Interest Rate):	6.20% per year

Yield to Maturity:	6.24%

Spread to Benchmark Treasury:	113 basis points

Benchmark Treasury:	5.125% UST due May 15, 2016

Benchmark Treasury Yield and Price:	5.11%; 100-03+

Interest Payment Dates:	January 15 and July 15

First Payment Date:	January 15, 2007

Maturity Date:	January 15, 2017

Price to Public:	99.696% of principal amount

Settlement Date:	T+3; July 17, 2006

Record Dates:	December 31 and June 30

Aggregate Price to Public:	$129,604,800

Underwriting Discount	0.650%

Net Proceeds to the Company before Expenses:	$128,759,800

Redemption Provision:	Make-whole call at any time based on U.S. Treasury plus 0.20% (twenty one-hundredths of one percent)

Dealer Concession:	0.400%

Reallowance:	0.250%

CUSIP:	313747AN7

Joint Book-Running Managers:	Wachovia Capital Markets, LLC	$52,000,000
	Citigroup Global Markets, Inc.	$39,000,000

Co-Managers:	Bear, Stearns & Co. Inc.	$7,800,000
	Commerzbank Capital Markets Corp.	$7,800,000
	Piper Jaffray & Co.	$7,800,000
	PNC Capital Markets LLC	$7,800,000
	SunTrust Capital Markets, Inc.	$7,800,000

Estimated Expenses of the Company	$300,000
Excluding Underwriting Discount:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Capital Markets, LLC toll-free at 1-800-326-5897 or Citigroup Global Markets, Inc. toll-free at 1-800-858-5407.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.